United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                                               Commission File Number: 333-13782

                             Dynea International Oy
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             (Exact name of registrant as specified in its charter)

                               Snellmaninkatu 13,
                                00170, Helsinki,
                                     Finland
                                 358 10 585 2000
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     Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         12 1/4% Senior Notes due 2010 Issued by Dynea International Oy
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            (Title of each class of securities covered by this Form)

                                     None.
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  |_|                Rule 12h-3(b)(1)(i)  |_|
        Rule 12g-4(a)(1)(ii) |_|                Rule 12h-3(b)(1)(ii) |_|
        Rule 12g-4(a)(2)(i)  |_|                Rule 12h-3(b)(2)(i)  |_|
        Rule 12g-4(a)(2)(ii) |_|                Rule 12h-3(b)(2)(ii) |_|

                                                Rule 15d-6 ----------|X|

Approximate number of holders of record as of the certification or notice date: 89


Pursuant to the requirements of the Securities Exchange Act of 1934, Dynea International Oy has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.





Date:  March 17, 2003                       BY: /s/ Filip Frankenhaeuser
       --------------                           ------------------------
                                                Name: Filip Frankenhaeuser
                                                Title:  Chief Financial Officer